UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 20, 2009

_______________________________________________________________________

(Exact name of Registrant as specified in its charter)

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Commission File Number 1-6227

Iowa (State of Incorporation)	20-4195009 (I.R.S. Employer Identification No.)

2108 140th Avenue, P.O. Box 21

Algona, IA 50511

(Address of Principal Executive Offices)

(515) 395-8888

Registrant’s telephone number, including area code

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

A copy of a letter from East Fork Biodiesel’s Chief Executive Officer to the Company's members is furnished with this report as Exhibit 99.1.  The letter explains the Company’s decision not to make its $1,825,000 principal payment to Farm Credit Services of America due on May 20, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter to the members of East Fork Biodiesel, LLC from its Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAST FORK BIODIESEL, LLC

Date: May 21, 2009	By:
Chris Daniel
Chief Executive Officer

2

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Letter to the members of East Fork Biodiesel, LLC from its Chief Executive Officer.

2108 140th Avenue, PO Box 21, Algona, IA 50511 Phone: 515-395-8888 Fax 515-395-8891

May 21, 2009

Dear East Fork Member,

Our annual meeting of our members was held on March 20th at the East Fork plant. Our members re-elected three of our directors: Jack Limbaugh, Mike Kohlhaas, and Dan Muller. I discussed aspects of our annual report provided to our members in advance of the meeting and answered questions regarding the report from members present. I want to update you about recent developments.

We have not been successful to date in engaging either a lender or equity investor to fill the gap in operating capital that developed as a result of our current lender, Farm Credit Services of America, terminating our original operating line.  We have actively pursued a multitude of leads as well as have engaged an investment banking firm to do the same. Also, we have approached a number of possible merger partners or prospective buyers.  For a variety of reasons, these efforts, too, have been unsuccessful to date.

We believe it will be very difficult to arrange financing as well as to make an ongoing profit on a purely refined bean oil feedstock.  Based on this, we have worked to position the financing requirement for this project as one that will encompass implementation of a pretreatment process to allow utilization of other feedstocks and the provision of working capital. Our financial modeling indicates that this plant could be profitable historically if we were in fact able to utilize a mix of refined oils, crude oils, and fats.

We recently met with Farm Credit and representatives of our existing lending group to restructure our restated credit agreement and to present a funding request which was based on the above requirements. Unfortunately, the lending group notified us on May 11th that our request has been denied. Our lender’s denial was based on two primary reasons: our insufficient capital position in the lender’s view, coupled with our present inability to provide a significant contribution of capital, and the unwillingness of the lender and the existing lender group to incur additional lending exposure considering the uncertainty of the profit margins in the biodiesel industry and our ability to tolerate additional risk.

Based on this development and our inability to find alternative sources for our required working capital, we determined that an impairment existed at March 31, 2009 and deemed it necessary and appropriate to recognize an impairment charge to our assets. As a result, during the period ending March 31, 2009, our plant and processing equipment were reduced to fair value by recording a $20,224,067 non-cash impairment charge effectively reducing member equity reflected on our balance sheet as of March 31, 2009 to $13,396,086. Due to the lack of any sales of similar facilities or a quoted market price for our units, we estimated fair value based on the range of values discussed in a potential merger transaction and an independent appraisal indicating a $35 million liquidation value of our assets. This estimate is subjective and with the continuing changes in the credit and commodity markets and the biodiesel industry, it is possible that we will incur additional impairment charges in the future as estimated fair values change and those losses may be significant. We cannot make any assurances that any required impairment charges will not have a material effect on our total assets.

As we shared in the annual meeting, our February 2009 payment deferral agreement with Farm Credit requires us to make a principal payment of $1,825,000 on May 20, 2009. On May 20th we had unrestricted cash of approximately $1,710,000, and did not make our $1,825,000 payment to Farm Credit due on that date because we did not have adequate funds. We expect to receive a notice from Farm Credit that we are in default under our restated credit agreement. We will then be faced with some combination of the following:

•

Farm Credit will likely commence a foreclosure proceeding that would ultimately result in conveyance of our plant to Farm Credit if a foreclosure proceeding were concluded before our indebtedness under the restated credit agreement could be otherwise repaid or restructured in or outside of bankruptcy proceedings, resulting in the loss of most of our operating assets and a permanent shut-down of our plant and cause our members to lose most or all of their investment in East Fork,

•	raise additional funds from an investor or investors to pay Farm Credit, the availability of which is doubtful given the current turmoil in the credit and commodity markets and biodiesel industry,
•	sell our assets or merge with another entity, or
•	seek bankruptcy court relief.

Our preference and goals are to fund principal and interest payments, obtain working capital and pretreatment equipment financing and operate our plant profitably, rather than resorting to bankruptcy court relief or be subject to a foreclosure proceeding. As noted, our recent Farm Credit financing proposal was denied and other sources of capital have not resulted in a commitment to restructure or replace our existing restated credit agreement and obtain the additional financing we need. It now appears doubtful that these efforts will be successful.

I would like to conclude by assuring you that your Board of Directors and I are working hard to resolve the current situation we face and we will continue to keep you informed as circumstances permit. If you do have questions, you can email me directly at chris.daniel@eastforkbiodiesel.com or contact me at the office (515) 395-8888 or my cell number (515) 451-7222.

Respectfully,

Chris Daniel

For additional information related to the operations of East Fork Biodiesel, LLC please visit our website at www.eastforkbiodiesel.com and click on the “Link to SEC Reports” option or you may find reports for East Fork on the SEC website at: www.sec.gov.

FORWARD-LOOKING STATEMENTS - The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This letter contains information that may be deemed forward-looking and that is based largely on our current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Such risks, trends and other uncertainties, which in some instances are beyond our control, include: the impact of the current recession, the distressed economic environment of the biodiesel industry, continuing instability or disruptions in the credit and financial markets, our inability to secure working capital and capital improvement financing resulting in continued idling of our plant, our inability to generate cash liquidity from operations sufficient to service our significant debt levels and comply with our financial obligations under our restated credit agreement, our ability to make principal and interest payments and avoid a default under our restated credit agreement if our plant continues to remain idle, changes in interest rates, prices of or demand for diesel fuel, refined soybean oil and other commodity prices, energy costs, shipping costs, available production and management personnel, changes or elimination of government subsidiaries or incentives, duration of the European Commission’s imposition of duties on imports of United States biodiesel, legislative and regulatory developments, including additional duties or tariffs on United States biodiesel, and other results of operations or financial conditions. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this letter. East Fork does not publicly undertake to update or revise its forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.